Exhibit 10.5

THIRD ADDENDUM TO LEASE AGREEMENT

     On this 17th day of November 2000, Jagar L.L.C. a Michigan limited liability company, ("Lessor") and Picometrix, Inc. a Michigan Corporation ("Lessee") enter into this Third Addendum To Lease Agreement ("Agreement") in consideration of the mutual promises contained herein for the purpose of revising the terms and conditions of the Lease Agreement dated June 28, 2000, Addendum To Lease dated June 28, 2000, and the Second Addendum To Lease Agreement dated August 25, 2000 for certain real estate generally known as 2529 Boardwalk, Suite 100, Ann Arbor, Michigan ("Premises"), upon the following provisions, conditions, and covenants.

PROVISIONS, CONDITIONS, AND COVENANTS:

1.	Article 1 – Description is hereby revised to reflect Lessee's revised square footage of 50,335 (16,360 warehouse and 33,975 office). It is hereby noted that Lessee is occupying the entire premises.

2.	Article 1 – Description is hereby revised to reflect the correct address for said premises, 2925, 2927, 2929 and 2931 Boardwalk, Ann Arbor, Michigan.

3.	Article II, Section 2 – Lessee shall upon execution of this Addendum remit payment to Lessor in the sum of $20,865.42 as the balance of the first month's rental owed. Said first month's rental shall upon Lessor's receipt be revised to $58,688.56.

4.	Article II, Section 2 – Lessee shall upon execution of this Addendum remit payment to Lessor in the sum of $20,865.42 as the balance of the Security Deposit owed. Said Security Deposit shall upon Lessor's receipt be revised to $58,688.56.

5.	Article II, Section 2 – Is hereby revised to reflect the total sum of rent during the term of the Lease Agreement dated June 28, 2000 as "Seven Million Forty Two Thousand Six Hundred Twenty Seven and 20/100's ($7,042,627.20) Dollars" and shall further revise the total monthly rental to" Fifty Eight Thousand Six Hundred Eighty Eight and 56/100's ($58,688.56) Dollars".

6.	Article II, Section 3 said date of December 1, 2000 which was revised to January 1, 2001 pursuant to the letter dated August 10, 2000 is hereby further revised to March 31,2001. Said date is subject to final interior Building Permit being issued no later than December 15, 2000.

7.	Lessee's proportionate share as described throughout the Lease Agreement dated June 28, 2000 and its subsequent agreements is hereby revised to 100%. Lessee is the sole occupant of the entire Premises.

8.	Article XXXXXVI is hereby deleted in its entirety.

9.	All terms, conditions and covenants of the Lease Agreement, Addendum To Lease and the Second Addendum To Lease that refer to said premises as being multi-tenant or occupied by more than one party are hereby revised to reflect Lessee as the sole occupant. Those responsibilities as defined under the various articles and sections shall fall solely on Lessee.

10.	The Unconditional Irrevocable Letter of Credit in the sum of $275,000.00 , as defined under the Addendum To Lease dated June 28, 2000 Item No.2, shall be submitted to Lessor, in a form acceptable to Lessor, on or before November 17, 2000.

11.	The plans and specifications as indicated and attached to the Lease Agreement, Addendum to Lease Agreement and the Second Addendum To Lease Agreement are hereby noted to include the revised plans and specifications attached hereto and made a part of this Third Addendum, the Addendum To Lease and the Lease Agreement.

     IN WITNESS WHEREOF, the parties hereto have affixed their signatures or have authorized those of their appropriate representatives to be affixed on the day and year set forth herein.

LESSOR: JAGAR L.L.C.

By:	/s/ Michael Roth
Its: Member

LESSEE: PICOMETRIX, INC.

By:	/s/ Robin F. Risser
Its: Chief Executive Officer